Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Carbon Revolution Public Limited Company of a Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Carbon Revolution Public Limited Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 13, 2023

/s/ Robert Lutz
Signature

Name: Robert Lutz